December 23, 1996


Securities and Exchange Commission
Washington, DC  20549


Gentlemen:

Please note that the attached is an Amendment to the Chyron's Proxy Statement (Schedule 14-A) sent via Edgar earlier this morning.

Please note that the change was made on Page 4 under "Common Stock".

Very truly yours,


/s/ Patriica Lampe
    Patricia Lampe
Chief Financial Officer


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price of the Company's Common Stock as reported on the NYSE on the
Effective Date for each such share of Common Stock held prior to the Effective Date.

The Company will either deposit sufficient cash with the Exchange
Agent or set aside sufficient cash for the purchase of the above referenced fractional interests. Shareholders are encouraged to surrender their old certificates to the Exchange Agent for new certificates evidencing whole shares of the Common Stock and to claim the sums, if any, due them for fractional interests, as promptly as possible following the Effective Date. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. No service charge will be payable by shareholders in connection with the exchange of certificates or the issuance of cash for fractional interests, all of which costs will be borne and paid by the Company.

Description of Company's Securities

The authorized capital stock of the Company consists of150,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. As of November 29, 1996, there were issued and outstanding 97,147,241 shares of Common Stock. No shares of Preferred Stock were outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may, from time-to-time, determine. Each shareholder is entitled to one vote for each share of Common Stock held of record, on all matters submitted to a vote of shareholders. There are no cumulative voting rights in connection with the election of directors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities under the Company's charter documents. There are no redemption or sinking fund provisions applicable to the Common Stock. Upon liquidation, dissolution, or winding up of the Company, the assets legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock outstanding at that time, after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of claims of creditors.

Preferred Stock

The Company's Restated Certificate of Incorporation provides that the Company may issue 1,000,000 shares of Preferred Stock, $1.00 par value, in one or more series. The Board of Directors is authorized to establish, from time-to-time, the number of shares to be included in, and the designation of, any such series, to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power or other rights of the holders of Common Stock.